As filed with the Securities and Exchange Commission on January 15, 2020

Registration No. 333-212598

Registration No. 333-221557

Registration No. 333-228208

Registration No. 333-231400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212598

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221557

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228208

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231400

AUDENTES THERAPEUTICS, INC.

(Exact name of issuer as specified in its charter)

Delaware	46-1606174
(State of incorporation)	(I.R.S. Employer Identification No.)

600 California Street, 17th Floor San Francisco, California (415) 818-1001	94108
(Address of Principal Executive Offices)	(Zip Code)

2012 EQUITY INCENTIVE PLAN

2016 EQUITY INCENTIVE PLAN

2016 EMPLOYEE STOCK PURCHASE PLAN

2018 EQUITY INDUCEMENT PLAN

(Full title of plan)

NATALIE HOLLES

Chief Executive Officer

Audentes Therapeutics, Inc.

600 California Street, 17th Street

San Francisco, California 94108

(415) 818-1001

(Name, address and telephone number of agent for service)

Copy to:

Catherine J. Dargan, Esq.

Denny Kwon, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662 6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Audentes Therapeutics, Inc., a Delaware corporation (the “Audentes”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-212598, filed on July 20, 2016, relating to the 2016 Equity Incentive Plan, 2016 Employee Stock Purchase Plan and 2012 Equity Incentive Plan;

•	Registration Statement No. 333-221557, filed on November 14, 2017, relating to the 2016 Equity Incentive Plan;

•	Registration Statement No. 333-228208, filed on November 6, 2018, relating to the 2016 Equity Incentive Plan and 2018 Equity Inducement Plan; and

•	Registration Statement No. 333-231400, filed on May 13, 2019, relating to the 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan.

On December 2, 2019, Audentes entered into an agreement and plan of merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Asilomar Acquisition Corp., a Delaware corporation (“Purchaser”) and indirect, wholly-owned subsidiary of Astellas Pharma Inc., a company organized under the laws of Japan (“Parent”). Pursuant to the Merger Agreement, on January 15, 2020, Purchaser merged with and into Audentes with Audentes surviving the merger as an indirect, wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Audentes has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Audentes in the Registration Statements to remove from registration, by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offerings, Audentes hereby removes from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 15th day of January, 2020.

AUDENTES THERAPEUTICS, INC.

By:	/s/ Tom Soloway
Name:	Tom Soloway
Title:	Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.